EXHIBIT 10.20

EXECUTIVE ADVISOR AGREEMENT

This Executive Advisor Agreement ("Agreement") is made and entered into effective this 18th  day of November, 2008, by and between NTN Buzztime, Inc., a Delaware corporation (the "Company"), and Terry Bateman, an individual ("Bateman"), on the following terms and conditions:

RECITALS

A.           The Company desires to retain Bateman to provide certain services, and make his experience and expertise available, to the Company, all on the terms specifically described herein.

B.           Bateman desires to perform such services, and make his experience and expertise available to the Company, all on the terms specifically described herein.

AGREEMENT

NOW, THEREFORE, IN CONSIDERATION of the mutual covenants and promises contained herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereby agree as follows:

1.           Engagement. The Company hereby engages Bateman to provide the Services (as defined below) to the Company, and Bateman hereby accepts such engagement, all on the terms and conditions specifically described herein.

2.           Term.

2.1           Initial Term.  The initial term of this Agreement shall commence on November 18, 2008 (the "Effective Date") and, unless earlier terminated in accordance with Section 7 or unless extended in accordance with Section 2.2, shall expire on the 90-day anniversary of the Effective Date (the "Initial Term").

2.2           Extensions.  The Company may, in its sole and absolute discretion, extend the term of this Agreement for up to two additional periods of 45-days each by providing written notice to Bateman, which notice shall state that the Company has elected to extend the term of this Agreement.  If the Company elects to extend the term of this Agreement, the first additional 45-day period (the "First Extension Period") shall commence on the day immediately following the end of the Initial Term and the second additional 45-day period (the "Second Extension Period") shall commence on the day immediately following the end of the First Extension Period. In order to extend the term of this Agreement for the First Extension Period, the Company shall provide the written notice required by this Section 2.2 to Bateman at any time before the end of the Initial Term. In order to extend the term of this Agreement for the Second Extension Period, the Company shall provide the written notice required by this Section 2.2 to Bateman at any time before the end of the First Extension Period.

3.           Scope of Service.  In exchange for the compensation set forth in Section 4, Bateman shall provide the services to the Company described in Exhibit A attached hereto (the "Services").  In providing the Services, Bateman will work with all levels of management and will report to the board of directors of the Company or a committee thereof.  Bateman shall not, without the prior written consent of the Company, subcontract, delegate or otherwise engage or permit any third party to perform any portion of the Services.

4.           Service Fee.  As full and complete compensation for Bateman's provision of the Services, the Company shall pay Bateman a fee ("Service Fee") in the amount of $20,000 per month in arrears (pro rated if necessary) payable on or before the 15th of each month, with the first payment due on December 15, 2008 for services rendered from November 18, 2008 through November 30, 2008.  In connection with performing the Services, Bateman is authorized to incur on behalf and for the benefit of, and shall be reimbursed by, the Company for reasonable business expenses, provided that such expenses are substantiated in accordance with the Company's policies. Notwithstanding the foregoing, the Company and Bateman recognize that the performance of the Services may require Bateman to confer with the Company's legal advisors.  The Company shall be responsible for the payment of any legal fees billed to the Company by its legal advisors for time spent conferring with Bateman relating to the Services.

5.           No Other Benefits.  Bateman is an independent contractor of the Company and as such is not entitled to any benefits, or to participate in any insurance plan or other fringe benefit program, that the Company may make available or furnish to its employees.

6.           Relationship of the Parties.  Notwithstanding any provision hereof, for all purposes of this Agreement, Bateman shall be and act as an independent contractor and not as an employee, partner, joint venturer or agent of the Company.  Bateman shall not have authority to act on behalf of or to represent or bind the Company in any manner. Bateman is an independent contractor and is engaged to render professional services only and any payments made by the Company to Bateman are compensation solely for such services rendered.  Bateman is solely responsible for all taxes, withholdings and other statutory or contractual obligations of any sort. Bateman agrees to defend, indemnify and hold the Company harmless from any and all claims, damages, liability, attorneys' fees and expenses on account of (i) an alleged failure by Bateman to satisfy any such obligations or any other obligation (under this Agreement or otherwise) or (ii) any other action or inaction of Bateman.

7.           Termination. Either party may terminate this Agreement for any reason upon at least 15-days prior written notice.  If the Company terminates this Agreement, upon receipt of the Company's written notice of termination, unless stated to the contrary in such notice, Bateman shall immediately cease performing any of the Services.  If this Agreement is terminated pursuant to this Section 7, the Company's sole liability to Bateman shall be payment of that portion of the Service Fee earned through the date of termination set forth in the notice of termination, less any payments previously made to Bateman.  If the Company paid any Service Fee to Bateman in advance, Bateman agrees to return to the Company any amount of the Service Fee to which Bateman it not entitled as a result of the termination of this Agreement.

8.           Confidentiality and Proprietary Rights.  Bateman hereby acknowledges that in performing the Services he will make use of, acquire and add to confidential information of a special and unique nature and value relating to the Company and its strategic plans and financial operations, including, without limitation, all information, data, plans, strategies, ideas, documents and all other business, professional or proprietary information of the Company, whether related to the performance of the Services or not. Bateman further recognizes and acknowledges that all such confidential information is the exclusive property of the Company, is material and confidential, and is critical to the successful conduct of the business of the Company.  Bateman hereby covenants and agrees that he will use confidential information for the benefit of the Company only and shall not at any time, directly or indirectly, without the Company's prior written consent, divulge, reveal or communicate any confidential information to any person, firm, corporation or entity whatsoever, or use any confidential information for any reason other than the performance of the Services and not for his own benefit or for the benefit of others.  Confidential information does not include any information which has become publicly and widely known and made generally available through no wrongful act of Bateman or of others who were under confidentiality obligations as to the information involved.  All reports, plans, documents and other confidential information furnished to Bateman by the Company shall be returned upon completion of the Services to be performed hereunder.

9.           Injunctive Relief.  Bateman acknowledges that Bateman's breach of the covenants contained in Section 8 would cause irreparable injury to the Company and agrees that in the event of any such breach, the Company shall be entitled to seek temporary, preliminary and permanent injunctive relief without the necessity of proving actual damages or posting any bond or other security.

10.           Agreement to Arbitrate.  Any controversy arising out of or relating to this Agreement, the enforcement or interpretation of this Agreement, or because of an alleged breach, default or misrepresentation in connection with any of the provisions of this Agreement, shall be submitted to arbitration in San Diego County, California, before a sole arbitrator selected from Judicial Arbitration and Mediation Services, Inc. or its successor ("JAMS"), or if JAMS is no longer able to supply the arbitrator, such arbitrator shall be selected from the American Arbitration Association; provided, however, that provisional injunctive relief may, but need not, be sought in a court of law while arbitration proceedings are pending, and any provisional injunctive relief granted by such court shall remain effective until the matter is finally determined by the arbitrator. In no event shall the request for arbitration be made after the date when institution of legal or equitable proceedings based on such claims would be barred by the applicable statute of limitations.  The arbitration shall be administered by JAMS pursuant to its Comprehensive Arbitration Rules and Procedures, subject to the following: the arbitrator shall permit adequate discovery and is empowered to award all remedies otherwise available in a court of competent jurisdiction (including injunctive relief as contemplated by Section 9 or otherwise); and the arbitrator shall issue an award in writing and state the essential findings and conclusions on which the award is based.  Judgment on the award may be entered in any court having jurisdiction. The parties acknowledge and agree that they are hereby waiving any rights to trial by jury in any action, proceeding or counterclaim brought by either of the parties against the other in connection with any matter whatsoever arising out of or in any way connected with any of the matters referenced in the first sentence of the first paragraph of this section.  If either party shall commence an action or proceeding to enforce any provisions of this Agreement, then the prevailing party in such action or proceeding shall be awarded its reasonable attorneys' fees and other costs and expenses incurred with the investigation, preparation and prosecution of such action or proceeding to be paid for by the non-prevailing party.

11.           Miscellaneous Provisions.  The following provisions shall apply to this Agreement:

11.1           Survival.  Sections 8 ("Confidentiality and Proprietary Rights"), 9 ("Injunctive Relief"), 10 ("Agreement to Arbitrate"), and 11 ("Miscellaneous Provisions") of this Agreement shall survive the termination of this Agreement.

11.2           Notices.  Any and all notices, demands or other communications required or permitted to be provided under this Agreement shall be in writing and shall be deemed given and effective on the earliest of (a) the date of transmission, if such notice is delivered via email to the email address set forth on the signature page hereto on or before 5:00 p.m. (San Diego time) on a business day and a copy of said notice is sent via first-class mail, postage prepaid, to the address set forth on the signature page hereto, (b) the next business day after the date of transmission, if such notice is delivered via email to the email address set forth on the signature page hereto on a day that is not a business day or later than 5:00 p.m. (San Diego time) on any business day and a copy of said notice is sent via first-class mail, postage prepaid, to the address set forth on the signature page hereto, (c) the business day following the date of mailing, if sent by U.S. nationally recognized overnight courier service to the address set forth on the signature page hereto, (d) the third business day following the post mark on the envelope containing the notice, if deposited it in the United States mails, registered or certified, postage prepaid and return receipt requested, and mailed to the address set forth on the signature page hereto, or (e) upon actual receipt by the party to whom such notice is required to be given.  Any address may be changed by giving 10 days advance written notice of such change to the other parties.

11.3           Further Acts.  Each party agrees to perform any further acts and to execute and deliver any further documents reasonably necessary or proper to carry out the intent of this Agreement.

11.4           Time.  Time is of the essence with respect to all provisions of this Agreement.

11.5           Entire Agreement.  This Agreement, including its exhibits, constitutes the entire agreement between the Company and Bateman concerning the subject matter hereof and supersedes any prior agreements between the parties concerning said subject matter.  This Agreement may not be modified or amended except by writing signed by both parties.  The exhibits referred to in this Agreement shall be construed with and as an integral part of this Agreement to the same extent as if they were set forth verbatim in this Agreement.

11.6           Assignment.  The respective rights and obligations of Bateman shall not be assignable. Subject to such restriction on assignment, this Agreement shall be binding upon and inure to the benefit of each party and its successors and assigns.

11.7           Choice of Law.  This Agreement shall be deemed to be a contract under the laws of the State of California and for all purposes shall be construed and enforced in accordance with the internal laws of said state without regard to the principals of conflicts of law.

11.8           Severability.  If any provision of this Agreement is determined to be invalid or unenforceable, such invalidity or unenforceability shall attach only to such provision and shall not in any manner affect or render invalid or unenforceable any other provision of this Agreement.

11.9           Counterparts; Facsimile.  This Agreement may be executed in one or more counterparts, all of which taken together shall be deemed one original.  Facsimile and electronic (i.e., PDF) signatures shall be as effective as original signatures.

11.10         No Waiver.  No waiver of any breach or default hereunder shall be considered valid unless in writing, and no such waiver shall be deemed a waiver of any subsequent breach or default of the same or similar nature.

(Signature Page Follows)

IN WITNESS THEREOF, the parties hereto have each executed or cased to be executed this Agreement as of the date first written above.

Bateman:	Company:
/s/ Terry Bateman	NTN Buzztime, Inc., a Delaware corporation /s/ Jeff Berg
Terry Bateman	By: Jeff Berg
Its: Chairman of the Board of Directors

Exhibit A

NTN BUZZTIME, INC.

Services

[Not Included]